Exhibit 10.1

TRX EUROPE LTD.

CORREX SERVICES AGREEMENT

This CORREX Services Agreement (this “Agreement”) is made and entered into by and between TRX Europe Ltd. located at Sutherland House, Russell Way, Crawley West Sussex RH10, 1UH, United Kingdom (hereinafter “TRX”) and Hogg Robinson Plc located at Spectrum Point, 279 Farnborough Road, Farnborough, Hampshire GU14 7NJ (hereinafter “User”) and be deemed to have become effective April 1, 2006 (the “Effective Date”).

Subject to the terms and conditions in this Agreement, TRX hereby agrees to provide User certain services known as CORREX through the use of TRX’s software product(s) and related manuals and documentation.

1.	Definitions

1.1	Affiliate - An entity controlled by, controlling, or under common control with User up to and including Hogg Robinson Group plc (formerly known as Farnborough Holdings Limited), where “control” means ownership of at least fifty percent (50%) of the equity interest.

1.3	Agreement - This CORREX Services Agreement and all of its attachments, exhibits and addenda.

1.4	Confidential Information - All Customer Data and Personal Data (as defined in section 13.2 below), this Agreement, and all confidential or proprietary information that is owned by a party or provided by or on behalf of one party to the other party for use in connection with the Service.

1.5	Customer Elements - Custom Modifications, Custom Routines and other Permitted User-specific elements of the Software and Services.

l.6	Custom Modifications - Permitted User-requested changes to the existing functionality of the Services to meet specific needs of Permitted User(s). In the event that TRX makes such changes, User may be charged an additional fee to be negotiated and agreed upon in writing in advance using the “Current Charges for Other Services” detailed in Exhibit B. Ownership of all Custom Modifications and all proprietary rights related thereto shall remain with TRX. Custom Modifications do not include Custom Routines and are not created using TRX’s proprietary scripting language. Custom Modifications are changes to the underlying code of the Software.

1.7	Custom Routines - Permitted User-specific Routines intended to perform functions outside the scope of Services as stated in Exhibit A to meet specific needs of Permitted User(s). In the event that TRX makes such a Routine, User may be charged an additional fee to be negotiated and agreed upon in writing in advance using the “Current Charges for Other Services” detailed in Exhibit B. Ownership of all Custom Routines and all proprietary rights thereto shall remain with TRX.

1.8	Customer Data - Any personal identifier information, profile data, information, traveler data, transactional data and summaries thereof, generated developed or created by the Permitted Users, or any derivative form thereof generated by TRX arising from the use or provision of the CORREX Services. Customer Data includes both personally identifiable and de-identifiable information (e.g., compilation of Permitted User Data in statistical reports). All Customer Data is the property of, and is owned by, User.

1.9	Global Distribution System or GDS or CRS - A computer system or network used to check and make travel-related reservations.

1.10	Group - User and: (a) its Affiliates from time to time; and (b) the travel franchisees of any such Group members from time to time enrolled in the travel franchise program of such Group as it materially exists today and (c) Joint Ventures.

1.11	Joint Ventures - Travel agencies in which User directly or indirectly (via any subsidiary (within the meaning under the Companies Act 1985) of the User, or any Affiliate) holds a minority interest and entities that are contractually affiliated with the User’s world-wide network from time to time.

1.12	Permitted User - Group members.

1.13	Proprietary Information - Collectively and without regard to form, any third party information that either party has agreed to treat as confidential, and information regulated by state or federal law concerning disclosure or use, Confidential Information, and Trade Secrets.

1.14	Region - *. TRX shall make the CORREX Services available to User as the CORREX Services are adapted for the GDSs used in each Region.

1.15	Routine * - A program created by TRX proprietary scripting language and used in the CORREX Services that has pre-defined functions allowing the user to implement business logic for transaction processing.

1.16	Service Bureau - Computer facility located at TRX’s * office, or other facilities from time to time as designated by TRX, from which TRX will provide Services and data information to Permitted Users.

* Confidential Treatment Requested

1.17	Services - Those services to be provided by TRX to Permitted Users hereunder which are specified in Exhibit A and amended over time per terms of this Agreement.

1.18	Software - TRX’s Software and related documentation, utilized by TRX to provide the Services. The term Software shall also include all Version Releases and any Custom Modifications, the use of which are made available to User hereunder.

1.19	Trade Secrets - Information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.20	Version Release - Changes to the Software that enhances the capabilities of the Software and Services in existing functional areas and are provided to users of the Service Bureau at no additional charge.

2.	Interpretation

In this Agreement:

2.1	References to a statutory provision includes that provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement.

2.2	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing individuals or persons shall include corporations, unincorporated bodies of persons and partnerships.

2.3	The Exhibits and any other documents referred to herein and signed by both parties including any implementation plan(s) and purchase orders (together, the “Additional Documents”) shall have effect as part of this Agreement, and references to Sections and Exhibits are references to the sections of and Exhibits to this Agreement.

2.4	The words “include”, “includes” and “including” shall be construed without limitation to the words following.

2.5	If there is any conflict or inconsistency between the main body of this Agreement, the Exhibits and any Additional Documents, the order of priority shall be the terms of the main body of this Agreement, then the Schedules, and then the Additional Documents.

2.6	Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

3.	Grant of Rights

3.1	Conditioned upon User’s continuing material compliance with the terms of this Agreement, TRX grants to User a non-exclusive, non-transferable, and non-assignable right (save that the User may assign this Agreement to a Group member provided that User remains primarily liable to TRX for performance under the Agreement) to access and use and to allow Permitted Users to access, use and receive the Services provided by TRX, through the use of its proprietary Software, Routines and Custom Routines and future Version Releases, if any, to process transactions for themselves and their respective Customers. The Software will run and reside at TRX’s Service Bureau, or such other facilities as designated by TRX from time to time.

3.2	The development of any and all Custom Modifications and/or Custom Routines requested by User shall be covered in a separate written agreement containing terms to be negotiated and mutually agreed upon by the parties using the “Customer Charges for Other Services” detailed in Exhibit B. Any such Custom Modifications and/or Custom Routines shall be loaded on TRX’s server at the Service Bureau with prior written approval of the User in accordance with the CORREX Services Acceptance Procedures stated in Exhibit D. User shall have the right to terminate this Agreement in the event that TRX unreasonably delays or refuses to develop Custom Routines or Custom Modifications. For the avoidance of doubt, TRX’s refusal or delay of such development shall not be deemed unreasonable if such development is in conflict with TRX’s legitimate business goals.

3.3	Unless otherwise expressly agreed to by the User, all Version Releases, Routines, Custom Routines or Custom Modifications, or the installation thereof, shall:

3.3.1	not cause any significant delay, interruption, malfunction of the Services, or reduction in functionality; and

3.3.2	not cause any increase in the User’s operational costs in its use of the Services; and

3.3.3	be backwardly compatible with all of the User’s Customer Elements;

3.3.4	Custom Routines and Custom Modifications shall be subject to User acceptance as stated in Exhibit D; and

3.3.5	User will receive notice prior to the implementation of Version Releases in accordance with Exhibit E.

3.4	Rights to New Functionality. From time to time TRX may introduce new optional functionality into the CORREX Services. TRX may, in its sole discretion, offer such new functionality to users for an additional reasonable fee specified by TRX in good faith, * User shall be offered such new functionality at materially the same time and on materially the same terms as all other users of the Services but shall be under no obligation to acquire such new functionality. In the event User refuses any such new functionality, the Services will continue to operate uninterrupted and without change as if the new functionality had not been created or offered to User.

4.	TRX’s Proprietary Rights; User Restrictions

4.1	User acknowledges that the Software, Version Releases, Custom Modifications, if any, and related documentation embody valuable confidential and proprietary information of TRX, the development of which required the expenditure of considerable time and money by TRX, and are protected as trade secrets and by United States and international copyright law and international treaty. User shall treat such information so received in confidence and shall not use, copy, disclose, nor permit any of its personnel (excepting those employees with a “need to know” and who have signed appropriate confidentiality agreements) to use, copy, or disclose the same, or the existence of same, for any purpose that is not specifically authorized under this Agreement. By virtue of this Agreement, User acquires only the non-exclusive right as described above to, and to allow Permitted Users to, access, use and receive the Services provided by TRX through the use of TRX’s proprietary Software and related documentation, and does not acquire any license thereto or any rights of ownership in such materials, including any Custom Modifications. TRX at all times retains all right, title and interest in the Software, Version Releases, Custom Modifications, related documentation, and any derivatives thereof.

4.2	User agrees not to remove, alter or conceal any product identification, copyright notices, or other notices or proprietary restrictions from documentation provided to User by TRX, and to reproduce any and all such notices on any copies of such materials.

4.3	User recognizes and acknowledges that any unauthorized use or disclosure of the Services or Software by User may cause TRX irreparable damage for which other remedies may be inadequate, and User hereby acknowledges TRX may apply to a court of competent jurisdiction for injunctive or other equitable relief seeking to restrain such use or disclosure.

4.4	TRX recognizes and acknowledges that any unauthorized use or disclosure of the Customer Data by TRX may cause User or the relevant Permitted User irreparable damage for which other remedies may be inadequate, and TRX hereby acknowledges User may apply to a court of competent jurisdiction for injunctive or other equitable relief seeking to restrain such use or disclosure.

4.5	User has selected the Services provided hereunder and subject to the terms of this Agreement assumes full responsibility for the data provided, stored or transmitted utilizing the Services, and the use of such data, including the results obtained there from, as long as the Service Bureau processes the data in accordance with agreed specifications as contained herein and the Service Level Agreement as contained in Exhibit D.

5.	Support Services

5.1	Services Provided. During the term of this Agreement, TRX will provide to User the Support Services as stated in Exhibit D. In the event that TRX is able to improve its uptime service levels for the CORREX Services during the term of this Agreement and offers such improved uptime service levels to another TRX client, such improved services levels shall be deemed to be included in this Agreement.

5.2	Error Correction. In the event that any Permitted User(s) encounters an error, bug or malfunction in the Services, User shall promptly provide notice to TRX, describing the problem and indicating the severity of same. TRX shall verify the cause of the problem, and TRX’s sole obligation shall be to use its reasonable care and skill to correct the reported problem in accordance with Exhibit D. Notwithstanding the foregoing, the stated service levels shall not apply to errors which are caused by the User, which TRX shall use its reasonable efforts to promptly correct in any event. TRX may charge an additional fee in accordance with Exhibit B to correct such User errors if appropriate. TRX MAKES NO REPRESENTATION OR WARRANTY THAT ALL BUGS, ERRORS OR MALFUNCTIONS CAN BE CORRECTED, NOR THAT THE SOFTWARE WILL OPERATE ERROR FREE.

5.3	Other Services. TRX may provide training, consultation or other services at the request of User. Any such services shall be performed under a separate written agreement containing mutually acceptable terms; all related pricing shall not exceed the rates set out in Exhibit B to this Agreement, allowing for such increases as staled in Section 7.2.

5.4	Assignment. User acknowledges and will not unreasonably withhold their consent that TRX may decide to assign its support obligations under this Agreement to a TRX-authorized agent. After such assignment User agrees to look solely in the first instance to such agent for all on-going maintenance and support of the Software, provided such agent provides maintenance and support services substantially similar to those contracted for under this Agreement. TRX shall remain primarily liable to and continue to be paid by the User for all support and on-going maintenance obligations given under this Agreement. User shall enter into any further documents reasonably required by TRX in order to give full effect to the provisions of this Section 5.4.

6.	Responsibilities Of User

General. Throughout the initial and any renewal term(s) of this Agreement, and as a condition of TRX’s obligation to provide Services under this Agreement, User agrees that it will:

6.1	Provide all information reasonably requested by TRX to assist in identifying and solving reported errors.

6.2	Follow, in all material respects, all of TRX’s reasonable installation, operation and maintenance instructions.

6.3	Designate two operational User Representatives for each of the three Regions (the initial User Representatives being named on Exhibit C) who will be the contact persons through which all support and/or problem communications will be made. User may, from time to time, change one or both of the designated User Representatives, which change shall be effective only upon TRX’s receipt of written notice thereof. At no time shall there be more than two operational User Representatives for each Region. User shall ensure that any appointed operational User Representative is knowledgeable in the operation and use of the TRX Services, operating system(s), and hardware installed at the User’s site.

6.4	User and TRX agree to review the feasibility of implementing CORREX for use by User’s other Group members, specifically including *.

7.	Pricing and Payment

7.1	The fees for the Services are set forth in Exhibit B. User shall pay all undisputed fees in Great Britain Pounds (GBP) within * of receipt of invoice regardless of whether User collects any fees from its customers. User shall pay interest on all undisputed amounts not paid when due at the rate of * per annum above the base rate stated by National Westminster Bank plc, or the highest lawful rate, if less. TRX has the right to suspend or terminate User’s access to the Services for non-payment upon ten (10) working days’ prior written notice in the event that any portion of any undisputed invoice remains unpaid for twenty (20) or more days after the due date.

7.2	After the initial two-year term of the Agreement, TRX may, annually, in its reasonable discretion and upon reasonable notice to User (which shall in no event be less than forty five (45) days prior to such increase), increase the fees by the percentage increase in the Retail Prices Index (for all items excluding mortgage interest payments) (RPIX), as reported by the U.K. Office of National Statistics for the twelve (12) months preceding the notice by TRX of such increase in fees.

* Confidential Treatment Requested

7.3	If the User wishes in good faith to dispute any part of an invoice, User shall (i) notify TRX within 30 days of receipt of the invoice; and (ii) pay any undisputed amounts on the invoice. If TRX is not notified of a disputed invoice within this time frame, the invoice will be deemed undisputed and will be due and payable in accordance with the terms of this Section. The parties shall refer by notice in writing any invoice dispute to their respective contract managers for resolution. The contract managers (the initial contract managers being named in Exhibit D) shall negotiate in good faith to attempt to resolve such disputes. If any dispute cannot be resolved by the contract managers within a maximum of 10 working days after it has been referred to them, the dispute shall be dealt with pursuant to Section 14 below.

7.4	TRX will maintain and procure the maintenance of complete and accurate books and records (using, amongst other things, generally accepted accounting principles consistently applied) of all Services supplied (including TRX’s performance levels achieved under Exhibit D), all transactions, all fees and charges and other sums claimed hereunder (“Books and Records”), and will retain the Books and Records for * after the expiry or termination of this Agreement.

7.5	TRX shall provide monthly reports in support of its invoices to User. User shall have the right, upon thirty (30) days prior written notice and during regular business hours of TRX, to audit the Books and Records of TRX relating to verification that payments due to TRX under this Agreement are correctly calculated. In the event any audit identifies an overpayment of * or more by User to TRX, TRX shall immediately reimburse User the amount of overpayment. In the event any audit identifies a shortfall of * or more in payments due to TRX, User shall immediately pay TRX all amounts due.

7.6	The fees for the Services do not include any charge for Value Added Taxes (“VAT’), and TRX shall charge VAT (if appropriate) attributable to the Services rendered by TRX in connection with this Agreement.

8.	Warranties; Indemnity; Disclaimer

8.1	TRX Warranty. TRX represents and warrants that it will provide the Services, and Support Services as set out in Exhibit D, with such skill and care as may reasonably be expected of a properly skilled and competent person experienced in the provision of services equivalent to the Services. Save where set out in this Agreement, all other warranties express or implied by common law, statute or otherwise excluded to the fullest extent allowed by law.

8.2	Joint Warranty. TRX and User each warrants and represents to the other that it has full right, power, and authority to enter into and perform under this Agreement, and the person signing this Agreement on its behalf has been properly authorized and empowered to enter into this Agreement.

* Confidential Treatment Requested

8.3	TRX Indemnification. TRX will defend User and its directors and employees, against any claim against, or liability or loss incurred by, any Permitted User, that the Software and/or the Services furnished hereunder violates a valid patent, copyright, trademark or other intellectual property right, pay all amounts payable to third parties in connection with any settlement or compromise of such claim approved by TRX, and pay all damages finally awarded by a court (after any permitted appeals) to third parties relating to such claim, including court costs and reasonable attorneys fees awarded but only to the extent that the action relates to the Software, Routines, Custom Routines and/or the Services; provided User: (i) promptly notifies TRX in writing of any claim of infringement; (ii) permits TRX to exclusively defend, compromise, settle or appeal any such claim or judgment (at the expense of TRX); (iii) assists and cooperates with TRX, as reasonably requested by TRX (at the expense of TRX), to enable TRX to defend, compromise, settle or appeal any such claim, suit, demand or judgment. The provisions of this Section shall not prohibit User’s participation with TRX in the defence or appeal of any such claim or judgment should the User or the Permitted User choose to participate, at its own expense (such expense not being indemnified by TRX) and with attorneys of its own choice, provided that TRX shall have sole control and authority with respect to any such defence, compromise, settlement, appeal or similar action. Should the User’s right to continue to use and allow the Permitted Users to use the Service pursuant hereto be enjoined by a court because any part of aspect thereof is declared to infringe a valid patent, copyright, trademark, or other intellectual property right TRX at its option shall either: (i) procure for the User the uninterrupted right to continue to use and permit use of the Service as provided for hereunder; (ii) modify the Service to render it non-infringing but substantially functionally equivalent to how it was prior to such modification; (iii) replace the Services with a non-infringing equivalent with materially the same functionality: or (iv) if none of these is commercially reasonable in TRX’s reasonable discretion after having used reasonable commercial endeavours to achieve them, TRX may terminate the Agreement and refund all unused prepaid fees, subject, if legally permissible, to providing the Service in accordance with Section 10.4 and without prejudice to TRX continuing indemnity obligations pursuant to this Section 8.3.

8.4	Joint Indemnity. Each party (the “Indemnifying Party”) will indemnify and hold the other party and its affiliates, officers, directors, employees, agents and representatives harmless from and against all damages, costs, expenses, and liabilities, including, without limitation, reasonable attorneys fees and expenses, (collectively “Losses”) arising from claims of third parties and as a direct result of a breach of this Agreement by the Indemnifying Party.

8.5	EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8, TRX MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE CORREX SERVICES, OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, INFRINGEMENT, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. TRX DOES NOT WARRANT THAT ALL ERRORS CAN OR WELL BE CORRECTED OR THAT THE CORREX SERVICES WILL OPERATE WITHOUT ERROR.

9.	Limitation of Liability

9.1	Each Party’s liability under this Agreement shall be limited to direct damages under or in relation to any breach of this Agreement by, or from any unlawful act from, its employees, subcontractors, agents or any other third parties it engages. For avoidance of doubt, direct damages shall include actual and demonstrable lost profits (e.g. profits which have been lost as a direct result of and to the extent due to the relevant breach of this Agreement and for which the harmed Party can substantiate with written evidence).

9.2	EXCEPT IN THE EVENT OF EITHER PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 OR USER’S BREACH OF SECTION 4, THE PARTIES AGREE THAT EACH PARTY’S ANNUAL (EACH 12 MONTH PERIOD TO RUN FROM THE EFFECTIVE DATE OF THIS AGREEMENT AND EACH ANNIVERSARY THEREOF, THE “ANNUAL PERIOD”) CUMULATIVE LIABILITY (UNDER BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE) IF ANY, FOR ANY DAMAGES RELATED TO THIS AGREEMENT SHALL BE FOR ACTUAL DAMAGES AND SHALL NOT EXCEED THE FEES PAID OR PAYABLE BY USER TO TRX UNDER THIS AGREEMENT OR ANY PREDECESSOR AGREEMENT IN THE IMMEDIATELY PRECEDING ANNUAL PERIOD BEFORE WHICH THE CAUSE(S) OF ACTION AROSE. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER DAMAGES OF ANY KIND, INCLUDING LOST PROFITS (EXCEPT AS SET FORTH IN SECTION 9.1), EVEN IF ADVISED OF THE LIKELIHOOD OF THE OCCURRENCE OF SUCH DAMAGES.

9.3	TRX cannot appeal to the limitations of its liability described in the Section 9.2 for any liability arising under Section 8.3 or in the event that the damages are due to the wilful default or gross negligence of TRX, its employees, subcontractors, agents or other third parties engaged by TRX to fulfil its obligations hereunder.

9.4	TRX will not be liable to User for any failure in respect of its provision of the Services to the extent that such failure arises as a direct result of any acts or omissions on the part of User or any of its customers.

9.5	TRX shall seek and maintain sufficient insurance for performance of its obligations under this Agreement.

10.	Term and Termination

10.1	The initial term of the Agreement shall be two (2) years from the Effective Date. The Agreement shall renew for up to three (3) additional one-year terms unless either party provides written notice of termination at least sixty (60) days prior to the end of the then-current term, without prejudice to TRX’s obligations pursuant to Section 10.4 below. The parties agree to review User’s transaction volume, market forces and other relevant factors to mutually agree upon pricing for each renewal term at least ninety (90) days prior to the end of the then-current term. In the event the parties are unable to agree, either party may terminate the Agreement effective nine (9) months after the end of the then-current term by providing the other with written notice at least sixty (60) days prior to the end of the then-current term.

10.2	Either party may terminate this Agreement and rights granted herein if the other party breaches any of the provisions of this Agreement, which if capable of remedy fails to remedy such breach within thirty (30) days after receiving written notice setting out the breach. TRX may terminate this Agreement for nonpayment of any undisputed invoice upon thirty (30) days prior written notice. User shall be entitled to terminate this Agreement immediately in the event TRX fails to provide the Services in accordance with, or meet the service targets set out in, Schedule D, for * consecutive months or any * months in a rolling twelve (12) month calendar period. Termination of this Agreement shall not constitute either party’s exclusive remedy for breach or non-performance by the other party, and each party shall be entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

10.3	Should either party (1) admit in writing its inability to pay its debts generally as they become due; (2) make a general assignment for the benefit of creditors; (3) institute proceedings to be adjudicated a voluntary bankrupt; (4) consent to the filing of a petition of bankruptcy against it; (5) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (6) seek reorganization under any bankruptcy act; (7) consent to the filing of a petition seeking such reorganization; or (8) have a decree entered against it by a court of competent jurisdiction appointing a receiver, administrator, administrative receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs, or any similar or analogous event occurring under the laws of any jurisdiction; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

10.4	Upon termination or expiry of this Agreement, for any reason (including where the Agreement is terminated for User breach), TRX shall continue to provide the Services (in accordance with the same pricing levels as set out in Schedule B) for a minimum period of * months, or until such time as the User provides

* Confidential Treatment Requested

written notice to TRX of its desire to no longer utilize the Services (the “Run-Off Period”). Any changes in the provision of Services requested by the User during the Run-Off Period will require the execution of a work order containing mutually agreed upon specifications and any associated fees. In the event of termination of this Agreement being for User breach, TRX shall be entitled to impose reasonable pre-conditions during any Run-Off period, including, but not limited to, requiring that the User (i) remedy the terminating breach; (ii) pay all undisputed invoices and outstanding fees due to TRX; and (iii) in the event User’s breach was due to non-payment, requiring monthly prepayment of accurately forecasted fees (based upon the average of the fees incurred by User during the previous twelve (12) months but taking into account the User’s anticipated volume decrease in its use of the Services) to be incurred by User during the Run-Off Period. On calculation of each monthly pre-payment the User shall be entitled to be credited (or refunded if appropriate) any excess of fees paid for a previous month of the Run-Off Period. After the expiry of the Run-Off Period, TRX shall refund any excess payments paid in respect of the Run-Off Period to the User within 30 days from the date the User ceases to use the Services. TRX shall have the right to immediately terminate provision of the Services during the Run-Off Period for User’s failure to prepay for such Services. Upon expiry of any Run-Off Period, the User shall immediately cease all use of the Services, return all related documentation, including any documentation made available by User to its customers and TRX shall promptly return and deliver all Customer Data to the User in a mutually agreed electronic format and ensure its erasure from its systems in its entirety.

10.5	Save as set out in clause 10.4 above, upon termination of this Agreement for any reason, TRX’s obligation to provide the Services hereunder will immediately cease.

10.6	*

* Confidential Treatment Requested

10.7	Where the context or wording of a section indicates, the terms of this Agreement shall survive its termination, including, without limitation, Sections 4, 7, 8, 9, 10, 11, 12, 13, 14 and 15 hereof.

11.	Non-Solicitation

During the term and for * thereafter, each party shall refrain from directly recruiting or soliciting for employment an employee of the other party who has been directly involved in the provision of Services in the previous six (6) months, without the prior written consent of the other party, which it may withhold in its absolute discretion.

12.	Confidentiality

12.1	Ownership. User acknowledges TRX owns or has the right to provide the CORREX Services, and that all right, title, and interest in the CORREX Services, the Software upon which the Services are based, and all information and materials related to the Services (excluding the Customer Data) and TRX’s business, regardless of form, including all copyrights, database rights, trademarks, service marks, logos, patents, Proprietary Information, and other intellectual property rights pertaining thereto (collectively, “TRX IP”), are and shall remain vested in TRX or its licensor(s). User further acknowledges that the CORREX Services and accompanying documentation arc copyrights and Trade Secrets of TRX. Except for the limited rights granted hereunder, neither User nor its customers shall assert any right, title, or interest in or to the CORREX Services, documentation, or other TRX IP.

12.2	Use of Marks; Proprietary Notices. User shall not use TRX’s Marks without TRX’s prior review and written approval, not to be unreasonably withheld or delayed. Unless otherwise specified in this Agreement, or mutually agreed in writing. User shall not modify, delete, or obscure any Marks, or any copyright or other proprietary notices which TRX may affix to or embed within CORREX Services, or other TRX Proprietary Information, and shall reproduce same on all full and partial copies thereof. Any combination of the Marks with trademarks, service marks, logos, and trade names of third parties must be approved in writing by TRX prior to their actual use by User.

12.3	Confidentiality. The unauthorized disclosure or use of a party’s Proprietary Information and all information and services related thereto, may cause great injury and harm to the owner thereof. Therefore, each party agrees to take all appropriate action to ensure the confidentiality and security of the other party’s Proprietary Information, but in any event no less than a reasonable standard of care. Without limiting the generality of the foregoing, User and TRX each agree that it: (i) shall maintain the other’s Proprietary Information in the strictest confidence, including compliance with reasonable security requirements; (ii) shall not disclose, display, publish, transmit, or otherwise make available such

* Confidential Treatment Requested

Proprietary Information or the benefit thereof, in whole or in part, except in confidence to Permitted Users, its own employees, its Affiliates and professional advisors, on a need-to-know basis; and (iii) except as expressly permitted hereunder and to the extent permitted by Section 50A of the Copyright, Designs and Patents Act 1988, shall not copy, duplicate, replicate, transform, or reproduce such Proprietary Information.

12.4	Applicability. The restrictions set forth herein shall apply during the term of this Agreement, and shall remain in full force and effect after any termination hereof: (a) for Trade Secrets as long as such information qualifies as a Trade Secret under applicable law; (b) for all other Confidential Information, during a period of five (5) years after termination hereof, subject to 10.4; and (c) for all other TRX IP, during such period as permitted by applicable law.

12.5	Exceptions. Anything in this Section 12 notwithstanding, neither party shall be liable to the other for damages resulting from disclosure of any Proprietary Information which is lawfully received by recipient prior to its disclosure hereunder or becomes part of the public domain through no act or failure to act by the recipient. In addition, if any law, regulation, or decree of any court, stock exchange or governmental unit requires disclosure of all or part of TRX’s IP, User shall have no liability to TRX for such disclosure provided it: (a) defers disclosure for the maximum time period permitted by such law; (b) gives TRX immediate notice of such requirement and confirms such notice in writing within twenty-four (24) hours via facsimile or overnight courier; and (c) allows TRX the opportunity to defend against such disclosure. Notwithstanding the foregoing, neither party shall have any obligation to maintain the confidentiality of: (i) information the receiving party already knows without restriction (ii) information that becomes generally available to the public except as a result of disclosure by the receiving party in violation of this Agreement, and (iii) information that becomes known to the receiving party from a source other than the disclosing party on a non-confidential basis

13.	Ownership of Customer Data and Data Protection

13.1	TRX acknowledges that the User owns all Customer Data, and that all right, title, and interest in the Customer Data, and all information and materials related to the Customer Data, are and shall remain vested in the User. TRX agrees to execute and complete all documentation as may be reasonably requested by the User to give effect to this clause and/or to assign and transfer all rights and title in the Customer Data to the User, provided that User shall pay any reasonable costs associated directly therewith.

13.2	For the purposes of this Section 13, “Personal Data” has the meanings ascribed to it in the Data Protection Act 1998 (the “DPA”).

13.3	TRX shall take all necessary steps to ensure that Personal Data processed by or on behalf of TRX under this Agreement is processed, stored and protected in accordance with requirements of the DPA or its own information security policy (where such policy exceeds the requirements of the DPA) and in particular TRX shall not use or disclose or otherwise process such Personal Data nor reproduce such Personal Data in whole or in part in any form except as may be required in connection with this Agreement or is required to be disclosed pursuant to any applicable legislation, order of a court of competent jurisdiction or by any governmental or regulatory agency with authority to demand disclosure. Except to the extent not permitted by applicable law, TRX shall keep the User fully informed of any such disclosure and take all reasonable steps to minimise such disclosure and ensure all disclosed data and information is treated as, and is kept, confidential by the recipient.

13.3	TRX shall also:

a. ensure that all Personal Data processed by or on behalf of TRX under this Agreement is processed in accordance with the DPA and all applicable laws and regulations and the written instructions of the User;

b. at the User’s expense and written request (and to the extent permitted by the Data Protection Act 1998) promptly provide the User with such assistance and copies of any Personal Data requested by the User as the User may reasonably require in order to deal with any request for subject access pursuant to Section 7 of the Data Protection Act 1998; and

c. at all times take reasonable steps to ensure the reliability of those personnel who have access to Personal Data processed on behalf of the Permitted User(s) and shall use its reasonable endeavors to ensure their compliance with the obligations set out in this Section.

13.4	The User warrants that any Personal Data it is deemed to “control” (as such term is defined under the DPA), is supplied or disclosed to TRX under this Agreement shall be collected, processed, controlled and transferred by User in accordance with the Data Protection Act 1998.

14.	Dispute Resolution

The parties shall amicably endeavour to resolve any dispute or difference arising from this Agreement. Any unresolved disputes concerning this Agreement shall (other than where special/injunctive relief is appropriate) be submitted to arbitration before an arbitrator agreed upon by the parties, or, if the parties cannot agree upon an arbitrator within thirty (30) days, to an arbitrator appointed by the Chairman (or equivalent) of the Chartered Institute of Arbitrators (“CIA”) based in the United Kingdom. The arbitration shall be conducted in the United Kingdom, in the English language, and under the rules then prevailing of the CIA. The arbitrator may award legal fees and costs as part of any award. The award of the arbitrator shall, in the absence of manifest error, be binding on both parties. This Section 14 shall not apply to provisional measures as meant in Article 31 of the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition of judgments in civil and commercial matters nor shall this Section 14 apply to the undisputed portion of any payment or to any controversy arising in connection with the confidentiality of and the parties’ respective property interests in and to TRX IP and Customer Data or to the parties respective enforcement of any provision of this Agreement with respect to same, including that party’s right to injunctive or other equitable relief.

15.	Miscellaneous

15.1	Language. The language of this Agreement, the reports and documents required by it or arising in connection with it and of negotiations between the parties shall be in English.

15.2	Entire Agreement. This Agreement, including any Exhibits and Schedules attached hereto, represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all previous discussions and communications. Nothing in this section excludes liability for fraud. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties. Save as provided for in section 3.1 and 5.4 User may not assign its rights or obligations under this Agreement without the prior written consent of TRX and such consent shall not be unreasonably delayed or withheld. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

15.3	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England & Wales and both parties agree to submit to the jurisdiction of the English Courts. Except as required by Section 13, Dispute Resolution, each party irrevocably submits to the exclusive jurisdiction of the English Courts over any claim, dispute, or matter arising under or in connection with this Agreement or its enforceability of the legal relationships established by the Agreement, and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum.

15.4

Injunctive Relief. In the event a party is in breach, or threatens to breach any of the covenants (Section 4 concerning TRX Proprietary Rights, Non-Solicitation in Section 11, and Confidentiality in Section 12) set out in this Agreement, the other party (the “Injured Party”) acknowledges and agrees that the Injured Party may be greatly damaged and that such breach(es) may be irreparable and difficult to quantify; therefore, the Injured Party may apply in good faith to any court of competent jurisdiction in the United Kingdom (or the jurisdiction where the relevant breach occurred and which accepts jurisdiction under this specific provision of the Agreement), who, notwithstanding the provisions of Section 15.3 (Governing Law), may apply the laws of its own jurisdiction in determining only whether relief shall be granted to the Injured Party, for injunctive or other equitable relief only to restrain that breach or threat of breach, without impairing, invalidating, negating or voiding the Injured Party’s rights to releif either at law or in equity; thereafter any subsequent or related legal action is to be conducted under English law and if necessary, and where possible, transferred to the English Courts. In the event that any or all of the covenants hereunder are determined by the court of competent jurisdiction to be invalid or unenforceable, by reason that the breadth of restrictions are too great, or for any other reason, these covenants shall be modified and interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions to which they may be enforceable.

15.5	Waiver. The failure of either party at any time to require performance by the other party of any provision hereof is not to affect in any way the full rights of such party to require such performance at any time thereafter, nor is the waiver by either party of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach.

15.6	Relationship of the Parties. The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship.

15.7	Severability. If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

15.8	Notice. All notices under this Agreement shall be given in writing and shall be delivered either by hand, by nationally recognized overnight courier, fees pre-paid by sender, or by facsimile (with confirmation copy sent by U.S. Mail) addressed to the receiving party at the address set forth below, or at such other address as may be designated from time to time. Notices shall be deemed delivered upon the earlier of actual receipt or three (3) days after deposit of such notice, properly addressed and delivery fees paid, with the overnight courier, or at the time of delivery by facsimile if such delivery is made by 2:00 o’clock p.m. GMT and, if not, as of 8:00 o’clock a.m. GMT on the following business day.

For TRX:	For User:

Name:	Name:

TRX Europe Ltd.	Company:

Address:	Address:

Phone:	Phone:

Fax:	Fax:

15.9	Force Majeure. No party shall be liable for failure to perform or delay in performing all or any part of its obligations under this Agreement to the extent that such failure or delay is due to any cause or circumstance reasonably beyond the control of such party including, without limitation, acts of terrorism, acts of God, fire, flood, storms, earthquake, strike or other labor dispute, government requirement, or civil or military authority, save that, for the avoidance of doubt, TRX shall not be entitled to claim force majeure for a failure in the Services except where both the Service and also the back up system contemplated by Exhibit A are affected by circumstances (though not necessarily the same circumstances) of force majeure. The party affected by such an event shall promptly notify the other party in writing. The party so affected shall take reasonable steps to resume performance with the least possible delay. TRX shall have a documented business continuity and disaster recovery plan, as updated from time to time, which shall be provided to User upon written request.

15.10	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. The Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement as of the Effective Date.

TRX Europe Ltd.		User: Hogg Robinson Plc

Signed:	/s/ Peter Grover	Signed:	/s/ Bill Brindle
Name:	Peter Grover	Name:	Bill Brindle
Title	EVP	Title	Business Technology & Distribution Director

Exhibit A

CORREX Services

While the following list of Services is included as part of the transaction fee, the Services may be subject to the applicable customized programming fees (not to exceed the rates set out in Exhibit B) necessary for the implementation to a new GDS specification or GDS regional modification requested by the User.

*

* Confidential Treatment Requested

Additional CORREX Services available for per-day fee as stated in Exhibit B:

*

Other customer-defined services as requested by, or made available to, User, shall not be unreasonably withheld or delayed by TRX.

* Confidential Treatment Requested

Exhibit B

Fees

The Fees expressed herein apply only to those specific Services selected by User and includes the Support Services set out in Exhibit D. During the term of this Agreement, additional Services may be requested by User and, if provided by TRX not to be unreasonably withheld or delayed, will require additional fees and amendment of this Agreement.

CORREX Service Bureau Fees	Amount
*	*

Fee Explanations

*

Current Charges for Other Services:

(1)	Routine Maintenance Programming	*
(2)	Customized Routine/Script Programming	*
(3)	XML Event-Driven PNR Messaging Development	*
(4)	Half-Day Rate	*
(5)	Other Services	*

*	Please note that “per day” means a seven (7) hour day and half-day means 3.5 hours.

* Confidential Treatment Requested

Exhibit C

Contact Information

Designation of User Representatives:

Operational Representatives:

Name: *	*
Title: *	*
Phone: *	*
Fax: *	*
E-mail Address: *	*

Legal:

Title: *

Office Phone: *

Fax: *

E-mail Address: *

Accounting:

CORREX Transactions	CORREX Development

Name: *	Name: *
Title: *	Title: *
Phone: *	Phone: *
Fax: *	Fax : *
Email: *	Email: *

* Confidential Treatment Requested

Exhibit D

Support Services and Service Level Agreement

I. CORREX SERVICES

Non-Emergency Service Bureau Support Procedures

*

Normal Business Hours

*

* Confidential Treatment Requested

Emergency is defined as any incident of more than * PNRs on a rush or ticketing queue for * while the queues are not processing and/or * unsent CORREX Mails waiting on queue for *.

Emergency Support during Normal Business Hours

*

* Confidential Treatment Requested

CORREX Overall Availability

TRX will maintain a * overall monthly uptime of the CORREX Services with the exception of:

Downtime for scheduled maintenance; or factors beyond the control of TRX (subject to 15.9).

Scheduled maintenance generally occurs * per month for a period of *. Maintenance is performed during off-peak hours *. The Service Bureau will provide notice of scheduled maintenance a minimum of * in advance.

Factors beyond the control of TRX include, but are not limited to, GDS availability and GDS performance. TRX will provide monthly reports on the previous calendar months’ uptime for the CORREX Services.

CORREX Support Request Response Times

Emergency Support Requests will be resolved within * from the fault being reported.

Normal Support Requests will be resolved within * from the fault being reported.

TRX will not be held to these timeframes during scheduled maintenance periods or when delays are caused by factors beyond TRX control (subject to 15.9), including but not limited to: User’s failure to follow reporting and/or escalation procedures as stated above (or as later reasonably updated and provided to User in writing), delayed response from User, GDS unavailability, or degraded GDS performance. TRX will provide an incident report to User within * of any major Service outage causing a severe impact on the CORREX Services’ ability to process Transactions.

CORREX Processing Times

TRX shall ensure that the CORREX Services processes at least * of the Group’s unique PNR’s the “rush” queue (as that term is generally understood in the industry) in * or less at any point in time. For avoidance of doubt, PNRs may be placed on the “rush” queue multiple times in the course of processing. By way of example, a PNR slated for processing that includes CORREX Mail may move to and from the “rush” queue multiple times. TRX cannot ensure the cumulative total of time that PNR spends on the “rush” queue is * or less. In achieving the service level, TRX will not be responsible for any factors outside its control (subject to 15.9) including, but not limited to: the number of GDS terminal addresses (TAs) and/or number of queues utilized by User, variables in 3rd party data communications, GDS-related performance issues (e.g., uptime or connectivity speed), GDS modifications, unplanned or unannounced “Queue Dumps”, User processing requirements that include extraneous database connections or GDS commands, multi-module

* Confidential Treatment Requested

processing of PNR’s sent to the “rush” queues, emails sent via the GDS, or transaction volume levels exceeding * of the transaction volume forecast provided by User. User shall provide CORREX transaction forecasts to TRX for the upcoming * no later than the * of the * of the previous *. The CORREX transaction forecast is to contain a good faith estimate of the expected CORREX * transaction volume. In the event that User fails to provide a CORREX transaction forecast, the parties agree that the most recent forecast provided by User will be in effect for the purposes of this section. TRX shall be responsible for monitoring and reporting on CORREX transaction processing times using the CORREX reporting functionality and making such reports available to User *.

TRX will consult with User relating to processes or actions that may be used to improve PNR processing times.

TRX will provide * reports of User’s average CORREX processing times.

CORREX Operational Support and Best Practices

In addition to the services provided above, TRX will continue to update and revise the CORREX Operational Support and Best Practices guidelines and provide such updates to User but no such update or revision shall act to decrease the response time currently stated at the date of this Agreement.

CORREX Services Acceptance Procedures

a.	Acceptance of Current CORREX Services. The version of the CORREX Services provided to User as of the Effective Date, including any Development Requests (as defined below) performed under the Original Agreement and/or any of its Amendments, shall be deemed to be accepted by User.

b.	CORREX Routines.

*

* Confidential Treatment Requested

EXHIBIT E

Operational Support and Best Practice Manual